UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 20, 2007
Commission File Number: 1-5989
ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2301 Patriot Blvd.
Glenview, Illinois 60026
(224) 521-8000
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 20, 2007, Anixter International Inc.’s (the “Company”) primary operating subsidiary, Anixter Inc., entered into a senior unsecured amended and restated revolving credit agreement. As amended and restated, the revolving credit agreement will allow for borrowings of up to $350 million (or the equivalent in Euros) for a 5-year period ending April 2012. The key changes to the terms and conditions of the agreement include the elimination of limitations on foreign acquisitions, elimination of the minimum net worth requirements and elimination of the restriction of the amount of dividends that Anixter Inc. can pay to the Company. The pricing for borrowings under the agreement has been reduced to LIBOR plus 60 basis points while the facility fee payable on the full amount of the agreement has been reduced to 15 basis points. The agreement, which is guaranteed by the Company, contains financial covenants that restrict the amount of leverage and set a minimum fixed charge coverage ratio similar to the prior agreement.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Five-Year Revolving Credit Agreement dated April 20, 2007, among Anixter Inc., Bank of America, N.A., as Administrative Agent, and other banks named therein.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIXTER INTERNATIONAL INC.

April 23, 2007	By:	/s/ Dennis J. Letham

Dennis J. Letham Senior Vice President — Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Five-Year Revolving Credit Agreement dated April 20, 2007, among Anixter Inc., Bank of America, N.A., as Administrative Agent, and the other Banks named therein.